Alltrista Corporation acquires
                 Missouri-based marketer of portable restrooms

INDIANAPOLIS, Ind., June 2, 2000-- Alltrista Corporation (NYSE: ALC) today reported that it has acquired the assets of Synergy World, Inc., a
Missouri-based designer and marketer of portable restrooms sold to equipment rental companies, waste services companies and diversified sanitation firms. Price of the purchase, completed on June 1, 2000, was not disclosed.

     Synergy World employs 10 people at its St. Louis, Missouri headquarters. The company had 1999 sales of $10.5 million.

     "Alltrista Corporation, under a supply agreement, has produced all of the units sold by Synergy over the last four years in our vertically integrated plastic sheet extrusion and thermoforming operations," said Thomas B. Clark, chairman, president and chief executive officer of Alltrista. "Sales to Synergy during this period have increased at a compound annual growth rate of 32%." Mr. Clark added, "Synergy is one of the leaders in the U.S. market, a position which it attained through superior design, quality and marketing capabilities. Our growth strategy for Synergy will be leveraged off our substantial scale in plastic sheet extrusion and thermoforming."

     Worldwide, the portable sanitation market is estimated to have annual sales of $1.5 billion and has grown at a 7.2% annual rate over the past decade.

     Alltrista Corporation is a materials-based company. Its plastics group serves numerous fields including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home canning products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints.

Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are projections that are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth as an exhibit in the company's Form 10-K report filed with the Securities and Exchange Commission on March 30, 2000.

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